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                                                                     EXHIBIT 8.1





Conseco Finance Corp.                      Conseco Finance Securitizations Corp.
1100 Landmark Towers                       1100 Landmark Towers
345 St. Peter Street                       345 St. Peter Street
St. Paul, Minnesota 55102-1639             St. Paul, Minnesota 55102-1639

    Re:  Conseco Finance Corp.,
         Conseco Finance Securitizations Corp. and
         Conseco Finance Home Loan Trust 1999-G

Ladies and Gentlemen:

         We have acted as counsel for Conseco Finance Corp., a Delaware corporation ("Conseco Finance") and Conseco Finance Securitizations Corp., a Minnesota corporation ("Conseco Securitizations") in connection with the establishment by Conseco Securitizations of Conseco Finance Home Loan Trust 1999-G (the "Trust"), pursuant to a Trust Agreement, dated as of September 1, 1999 (the "Trust Agreement"), between Conseco Securitizations and Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"), and Conseco Finance's execution of a Sale and Servicing Agreement dated as of September 1, 1999 (the "Sale and Servicing Agreement"), among Conseco Finance, Conseco Securitizations, and the Trust. The Trust will issue $236,500,000 aggregate principal amount of Loan-Backed Notes (the "Notes") pursuant to an Indenture, dated as of September 1, 1999 (the "Indenture"), between the Trust and U.S. Bank Trust National Association, as Trustee, and three classes of Certificates (the "Certificates") pursuant to the Trust Agreement. The issuance of the Notes and Certificates is also described in two registration statements on Form S-3 (File No. 333-85119 and 333-85199- 01) (together, the "Registration Statement"), and in the related Prospectus Supplement dated November 1, 1999 (the "Prospectus Supplement") and Prospectus dated November 1, 1999 (the "Base Prospectus") (together, the "Prospectus").

         For purposes of rendering our opinion we have examined the Registration Statement, the Trust Agreement, the Sale and Servicing Agreement, the Indenture, and the related documents and agreements contemplated therein (collectively, the "Transaction Documents"), and we have reviewed such questions of law as we have considered necessary and appropriate. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Prospectus.
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
November 16, 1999
Page 2


         Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Any change in such authorities may affect the opinions rendered herein. Our opinion is also based on the representations set forth in the certificate dated the date hereof delivered to us by Conseco Finance, the representations and warranties set forth in the Transaction Documents and the assumptions that Conseco Finance, as Servicer, Conseco Securitizations, as Seller, the Certificateholders, the Owner Trustee and the Indenture Trustee will at all times comply with the requirements of the Transaction Documents.

         An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

         1. Federal Tax Characterization of the Trust. The Trust is a business entity whose federal tax characterization will be determined under Treasury Regulations ss.ss. 301.7701-2 and 301.7701-3. Treasury Regulations ss. 301.7701-2 provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under ss. 301.7701- 4 or otherwise subject to special treatment under the Internal Revenue Code." Because the Trust will be recognized as an entity for federal tax purposes and will not be properly classified as a trust under ss. 301.7701-4, the Trust will be a "business entity" within ss. 301.7701-2.

         Treasury Regulations ss. 301.7701-2 also provides that certain types of entities are treated as corporations for federal tax purposes, including entities formed under a state statute which refers to the entity as "incorporated or as a corporation, body corporate or body politic," or as a "joint-stock company or joint-stock association." The definition of corporation also includes insurance companies, certain banking entities, foreign entities and other entities specified in ss. 301.7701-2. The Trust is not an entity which is treated as a corporation under ss. 301.7701-2.

         Treasury Regulations ss. 301.7701-3 refers to a business entity that is not classified as a corporation as an "eligible entity." That section provides that an eligible entity with at least two members can elect to be classified as either an association or a partnership. Treasury Regulations ss. 301.7701-3 further provides certain default rules pursuant to which, unless the entity affirmatively elects to be classified as an association, an eligible entity is treated as a partnership if it has two or more members.
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
November 16, 1999
Page 3


         Under Sections 2.6 and 5.5 of the Trust Agreement, Conseco Securitizations, the Certificateholders and the Owner Trustee have agreed not to file any election to treat the Trust as an association taxable as a corporation.

         Based on the foregoing, it is our opinion that the Trust will not be treated as an association taxable as a corporation for federal tax purposes.

         Under Section 7704 of the Code, certain publicly traded partnerships are treated as corporations for federal income tax purposes. This treatment does not apply, however, to any publicly traded partnership if 90% or more of the gross income of the partnership constitutes "qualifying income." For purposes of
Section 7704, "qualifying income" generally includes interest, dividends and certain other types of passive income. Based on the representations made in the Transaction Documents, we conclude that if the Trust is treated as a partnership for federal income tax purposes, 90% or more of the Trust's gross income will constitute "qualifying income" within the meaning of Section 7704 of the Code. Therefore, it is our opinion that the Trust will not be taxed as a corporation under the publicly traded partnership rules of Section 7704 of the Code.

         Under Section 7701(i) of the Code, certain entities classified as "taxable mortgage pools" are treated as corporations for federal income tax purposes. Section 7701(i) defines taxable mortgage pool to include any entity (other than a REMIC or a FASIT) which meets the following requirements:

         (i) substantially all of the assets of such entity consists of debt obligations (or interests therein) and more than 50% of such debt obligations (or interests) consists of real estate mortgages (or interests therein),

         (ii) such entity is the obligor under debt obligations with two or more maturities, and

         (iii) under the terms of the debt obligations referred to in clause
         (ii) (or underlying arrangement), payments on such debt obligations bear a relationship to payments on the debt obligations (or interests) referred to in clause (i).

         Treasury Regulations ss. 301.7701(i) (the "TMP Regs") define real estate mortgages to include all obligations that are principally secured by an interest in real property. The TMP Regs further provide that an obligation is principally secured by an interest in real property only if either (i) the fair market value of the interest in real property securing he
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
November 16, 1999
Page 4


obligation was at least equal to 80 percent of the adjusted issue price of the obligation at the time it was originated, or (ii) substantially all of the proceeds of the obligation were used to acquire, improve or protect an interest in real property, that, at the origination date, is the only security for the obligation. Any obligation which does not meet either of the foregoing tests is not considered a real estate mortgage for purposes of the TMP Regs. In the Transaction Documents, Conseco Finance has represented that not over 50% of the obligations held by the Trust satisfies either of the foregoing tests. Therefore, it is our opinion that the Trust will not be taxed as a corporation under the taxable mortgage pool rules of Section 7701(i) of the Code.

         2. Federal Tax Characterization of the Notes. The characterization of an instrument as debt or equity for federal income tax purposes depends on all of the facts and circumstances in each case. In any such determination, several factors must be considered, including, among other things, the independence of the debt holder and equity holders, the intention of the parties to create a debt, the creation of a formal debt instrument, the safety of the principal amount, and the debt to equity ratio of the issuer. In this regard, we note that the Owner Trustee, on behalf of the Trust, and each Noteholder will agree to treat the Notes as debt for federal income tax purposes. Based on such agreement, the factors listed above and other considerations, although there is no authority on transactions which resemble the issuance of the Notes by the Trust, it is our opinion that the Notes will be treated as debt for federal income tax purposes.

         We hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under the headings "Federal Income Tax Consequences" in the Base Prospectus and "Summary of the Terms of the Securities -- Tax Status" and "Federal and State Income Tax Consequences" in the Prospectus Supplement accurately sets forth our advice.

         3. Minnesota State Income Tax Consequences. Based on the discussion of the federal income tax characterization of the Trust and the Notes set forth above and the provisions of Minnesota law as of the date hereof, it is our opinion that, for Minnesota income, franchise and excise tax purposes, the Trust will not be classified as an association taxable as a corporation and that the Notes will be treated as debt. It is also our opinion that for Certificateholders and Noteholders who are not residents of, or otherwise subject to tax in, Minnesota, ownership of a Certificate or a Note will not be a factor in determining whether such Certificateholder or Noteholder is subject to Minnesota income, franchise or excise taxes.

         We hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the Minnesota income tax laws, the discussion under the headings "State Income Tax Consequences" in the Base Prospectus and
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
November 16, 1999
Page 5


"Summary of the Terms of the Securities -- Tax Status" and "Federal and State Income Tax Consequences" in the Prospectus Supplement accurately sets forth our advice.

         We express no opinion about the tax treatment of any features of the Trust's activities or an investment therein other than those expressly set forth above.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Federal Income Tax Consequences" in the Prospectus comprising part of the Registration Statement.

Dated:   November 16, 1999

                                                   Very truly yours,



CFS